Exhibit 5.1

2800 JPMorgan Chase Tower, 600 Travis Houston, Texas 77002 Telephone: 713-226-1200 Fax: 713-223-3717 www.lockelord.com

October 30, 2019

National Oilwell Varco, Inc.

7909 Parkwood Circle Drive

Houston, Texas 77036

Ladies and Gentlemen:

We have acted as counsel to National Oilwell Varco, Inc., a Delaware corporation (the “Company”), with respect to the preparation of a registration statement on Form S-3 (the “Registration Statement”) filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to debt securities of the Company, in one or more series, consisting of notes, debentures or other evidences of indebtedness (the “Debt Securities”), that may be issued and sold by the Company from time to time pursuant to Rule 415 promulgated under the Securities Act. Further, we have assisted with the preparation of the prospectus (the “Prospectus”) contained in the Registration Statement to which this opinion is an exhibit. Capitalized terms not defined herein shall have the meanings ascribed to them in the Prospectus.

In rendering the opinion set forth below, we have examined (i) the Registration Statement, including the Prospectus, (ii) the Indenture, dated November 20, 2012, between the Company and Wells Fargo Bank, National Association, as successor trustee, as amended and supplemented from time to time (the “Indenture”), (iii) the Company’s Fifth Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as amended through the date hereof, (iv) corporate records of the Company including certain resolutions adopted by the Board of Directors of the Company relating to the terms and sales of the Debt Securities and related matters, and (v) such other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed. In addition, we have reviewed and relied upon certain certificates of officers of the Company and of government officials with respect to certain factual matters that we have not independently verified.

In connection with this opinion, we have assumed that

(1)	all information contained in all documents submitted to us for review is accurate and complete;

(2)	each document submitted to us for review as an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine;

(3)	each person signing documents we examined has the legal authority and capacity to do so;

October 30, 2019

(4)	each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete;

(5)	the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Securities Act;

(6)	a prospectus supplement will have been prepared and filed with the Commission describing the Debt Securities offered thereby;

(7)	the Indenture relating to the Debt Securities will be duly authorized, executed and delivered by the parties thereto;

(8)	the Company is duly incorporated and is validly existing and in good standing under the laws of the State of Delaware;

(9)

the Debt Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement;

(10)

a definitive purchase, underwriting or similar agreement with respect to any Debt Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; and

(11)

any securities issuable upon conversion, exchange or exercise of any Debt Security being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise.

On the basis of the foregoing, subject to the assumptions, qualifications and limitations set forth herein, when (i) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended; (ii) the Company has taken all necessary action to approve the issuance and terms of the Debt Securities, the terms of the offering thereof and related matters; and (iii) the Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and the applicable definitive purchase, underwriting or similar agreement approved by the Company, upon payment of the consideration therefor as provided for therein, the Debt Securities will be legally issued and will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforcement may be subject to (a) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (c) public policy considerations which may limit the rights of parties to obtain certain remedies.

The opinions expressed herein are qualified in the following respects:

(1)

We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to the rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law; or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

October 30, 2019

(2)

The foregoing opinions are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, including the applicable statutory provisions to these laws, the rules and regulations underlying such provisions, and the applicable judicial and regulatory determinations interpreting these laws. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed on or about the date hereof, and to the statements with respect to us under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Locke Lord LLP

LOCKE LORD LLP

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